Exhibit 99.1

For Immediate Release

Contacts:

James B. Lipham Chief Financial Officer +1.706.649.2262	Leo S. Berard TSYS Investor Relations +1.706.649.5220 leoberard@tsys.com

TSYS Reports 10.2% Increase in Net Income for Third Quarter 2004
Accounts on File Grew 17.7%

Columbus, Ga., October 19, 2004 — TSYS® today announced that its financial results for the third quarter and nine months ended September 30, 2004 are in line with the Company’s forecast.

        Below is a summary of the results for the third quarter and nine months ended September 30, 2004, as compared to the same period in 2003:

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(dollars in millions, except earnings per share data)	2004	2003	Percent Change	2004	2003	Percent Change
Revenues Before Reimbursables	$248.4	210.4	18.1%	$706.7	606.3	16.6%
Total Revenues	305.0	266.1	14.6%	879.9	775.2	13.5%
Operating Income	52.0	48.9	6.3%	143.4	136.8	4.8%
Net Income	39.1	35.5	10.2%	107.6	101.6	5.9%
Basic EPS	0.20	0.18	10.1%	0.55	0.52	6.0%
Diluted EPS	0.20	0.18	10.3%	0.55	0.51	6.0%

        Highlights for the quarter include:

•	Signed the definitive agreement with JPMorgan Chase & Co. to service the combined card portfolios of Chase Card Services, the second-largest card issuer in the world.

•	Conversion of 1.5 million accounts from The Royal Bank of Scotland Group’s acquisition of People’s Bank of Bridgeport, CT.

•	Bank of America selected TSYS to process the 12 million accounts recently acquired from FleetBoston.

•	TSYS acquired Clarity Payment Solutions, Inc. (renamed TSYS Prepaid, Inc.), the leading provider of branded prepaid cards for Fortune 500 companies as well as domestic and international financial institutions.

•	Announced the completion of a state-of-the-art European data center in Knaresborough, England.

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TSYS Reports Results For Third Quarter 2004/Page 2 of 9

•	Equity in income of Vital increased 76% for the third quarter of 2004, driven by strong transaction growth.

•	Revenues from other services increased 39.1% for the quarter, primarily due to the strong performance of TSYS Debt Management.

•	Accounts on file increased to 315.3 million, up 17.7%, compared to 267.9 million at September 30, 2003.

        “The third quarter results are in line with our expectations, and we continue to expect growth in EPS of 5% to 7% in 2004,” said Philip W. Tomlinson, chief executive officer of TSYS.

        “TSYS continued its momentum with the successful conversions of the People’s Bank portfolio and the first phase of the Bank One portfolio,” Tomlinson said.

        TSYS signed a definitive agreement with JPMorgan Chase & Co. to service the combined card portfolios of Chase Card Services. The first phase of the conversion was successfully executed and Bank One’s remaining accounts are expected to convert in early fourth quarter of 2004 in accordance with the original schedule for the Bank One portfolio. JPMorgan Chase is expected to convert its consumer and commercial accounts to TS2 in the second half of 2005.

        “With the strength of our core business, over 85 million accounts remaining in the conversion pipeline, and opportunities internationally, we are well positioned for sustained, long-term growth. TSYS continued its acquisition of complementary business with the purchase of TSYS Prepaid, Inc., which provides processing for the prepaid market,” Tomlinson said. “We remain excited about our prospects and anticipate 10% to 15% growth in EPS in 2005.”

Conference Call

        TSYS will host its quarterly conference call at 4:30 p.m. EDT, October 19, 2004. The conference call can be accessed at www.tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be available approximately 30 minutes after the completion of the call.

About TSYS

        TSYS (NYSE: TSS) brings integrity and innovation to the world of electronic payment services as the integral link between buyers and sellers in this rapidly evolving universe. Synovus (NYSE: SNV) owns an 81-percent interest in TSYS. For more information, contact news@tsys.com.

        This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected growth in earnings per share for 2004; TSYS’ expected conversions of the Chase Card Services portfolios in the fourth quarter of 2004 and the second half of 2005; TSYS’ anticipated growth in earnings per share for 2005; and the assumptions underlying such statements, including, with respect to TSYS’ expected increase in earnings per share for 2005, an increase in revenues before

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TSYS Reports Results For Third Quarter 2004/Page 3 of 9

reimbursable items of 10–12%; a 6–9% growth in revenues from existing electronic payment processing clients; Vital Processing Services growing earnings by at least 5%; and no significant client losses or additions through 2005. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, revenues that are lower than anticipated; internal growth rates for TSYS’ existing customers are lower than anticipated; Vital’s earnings are lower than anticipated; TSYS does not convert the Chase Card Services portfolios as scheduled; adverse developments with respect to foreign currency exchange rates; adverse developments with respect to entering into contracts with new clients and retaining current clients; the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients; TSYS is unable to control expenses and increase market share; hostilities increase in the Middle East or elsewhere; adverse developments with respect to the credit card industry in general; TSYS is unable to successfully manage any impact from slowing economic conditions or consumer spending; the impact of acquisitions, including their being more difficult to integrate than anticipated; the costs and effects of litigation or adverse facts and developments relating thereto; and overall market conditions. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.

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